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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                FREEMARKETS, INC.
                                -----------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    356602102
                                    ---------
                                 (CUSIP Number)

                               December 31, 2000
                               -----------------
                          (Date of Event which Requires
                            Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[x] Rule 13d-1(d)



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CUSIP No. 356602102

--------------------------------------------------------------------------------
1)       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons

         CSM Partners
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a)
             ----------------------------------------------------
         (b)        X
             ----------------------------------------------------

--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization            Pennsylvania

--------------------------------------------------------------------------------

Number of                  5)  Sole Voting Power         Not required
Shares
Beneficially               -----------------------------------------------------
Owned by Each              6)  Shared Voting Power       Not required
Reporting
Person With                -----------------------------------------------------
                           7)  Sole Dispositive Power    Not required

                           -----------------------------------------------------
                           8)  Shared Dispositive Power  Not required

--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person
         Not required
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (11) Not required
         (below 5%)
--------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)     PN


                                       2
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CUSIP No. 356602102

--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification
         Nos. of Above Persons

         Roger F. Meyer
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a)
             ----------------------------------------------------
         (b)        X
             ----------------------------------------------------

--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization            Pennsylvania

--------------------------------------------------------------------------------

Number of                  5)  Sole Voting Power         Not required
Shares
Beneficially               -----------------------------------------------------
Owned by Each              6)  Shared Voting Power       Not required
Reporting
Person With                -----------------------------------------------------
                           7)  Sole Dispositive Power    Not required

                           -----------------------------------------------------
                           8)  Shared Dispositive Power  Not required

--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person
         Not required
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (11) Not required
         (below 5%)
--------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)     IN




                                       3
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CUSIP No. 356602102

--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification
         Nos. of Above Persons

         Timothy M. Inglis
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a)
             ----------------------------------------------------
         (b)        X
             ----------------------------------------------------

--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization            Pennsylvania

--------------------------------------------------------------------------------

Number of                  5)  Sole Voting Power         Not required
Shares
Beneficially               -----------------------------------------------------
Owned by Each              6)  Shared Voting Power       Not required
Reporting
Person With                -----------------------------------------------------
                           7)  Sole Dispositive Power    Not required

                           -----------------------------------------------------
                           8)  Shared Dispositive Power  Not required

--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person
         Not required
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (11) Not required
         (below 5%)
--------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)     IN




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CUSIP No. 356602102

--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification
         Nos. of Above Persons

         Cordelia S. May
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a)
             ----------------------------------------------------
         (b)        X
             ----------------------------------------------------

--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization            Pennsylvania

--------------------------------------------------------------------------------

Number of                  5)  Sole Voting Power         Not required
Shares
Beneficially               -----------------------------------------------------
Owned by Each              6)  Shared Voting Power       Not required
Reporting
Person With                -----------------------------------------------------
                           7)  Sole Dispositive Power    Not required

                           -----------------------------------------------------
                           8)  Shared Dispositive Power  Not required

--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person
         Not required
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (11) Not required
         (below 5%)
--------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)     IN



                                       5
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CUSIP No. 356602102

--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification
         Nos. of Above Persons

         CSM Trust
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a)
             ----------------------------------------------------
         (b)        X
             ----------------------------------------------------

--------------------------------------------------------------------------------
3)       SEC Use Only

--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization            Pennsylvania

--------------------------------------------------------------------------------

Number of                  5)  Sole Voting Power         Not required
Shares
Beneficially               -----------------------------------------------------
Owned by Each              6)  Shared Voting Power       Not required
Reporting
Person With                -----------------------------------------------------
                           7)  Sole Dispositive Power    Not required

                           -----------------------------------------------------
                           8)  Shared Dispositive Power  Not required

--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person
         Not required
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (11) Not required
         (below 5%)
--------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)     OO




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                             INTRODUCTORY STATEMENT


Item 1(a)    Name of Issuer:

             Freemarkets, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:

             One Oliver Plaza, 22nd Floor
             210 Sixth Avenue
             Pittsburgh, PA  15222

Item 2(a)    Name of Persons Filing:

             CSM Partners, Roger F. Meyer, Timothy M. Inglis,
             Cordelia S. May, CSM Trust

Item 2(b)    Address of Principal Business Office or, if none, Residence:

             Two Gateway Center, Suite 1800
             Pittsburgh, PA  15222

Item 2(c)    Citizenship:

             CSM Partners: Pennsylvania
             Roger F. Meyer: Pennsylvania
             Timothy M. Inglis: Pennsylvania
             Cordelia S. May: Pennsylvania
             CSM Trust: Pennsylvania

Item 2(d)    Title of Class of Securities:

             Common Stock, $0.01 par value

Item 2(e)    CUSIP Number:

             356602102

Item 3 If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c),check whether the person filing is a:

             (a) [__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

             (b) [__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

             (c) [__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

             (d) [__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).


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             (e) [__]   An investment adviser in accordance with
                        Rule 13d-1(b)(1)(E).

             (f) [__] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

             (g) [__] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

             (h) [__] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

             (i) [__] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-13).

             (j) [__]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box
         [ ].

Item 4   Ownership.

         (a) Amount beneficially owned:
             Not required because the reporting persons no longer beneficially own five percent or more of the class of securities.

         (b) Percent of Class:
             Not required because the reporting persons no longer beneficially own five percent or more of the class of securities.

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote: Not required because the reporting persons no longer beneficially own five percent or more of the class of securities.

             (ii) Shared power to vote or to direct the vote: Not required because the reporting persons no longer beneficially own five percent or more of the class of securities.

             (iii) Sole power to dispose or to direct the disposition of: Not required because the reporting persons no longer beneficially own five percent or more of the class of securities.

             (iv) Shared power to dispose or to direct the disposition of: Not required because the


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                    reporting persons no longer beneficially own five percent or more of the class of securities.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.

Date: February 13, 2001                CSM PARTNERS

                                       By: /s/ Roger F. Meyer
                                          --------------------------------------
                                       Title: Partner

                                       By: /s/ Timothy M. Inglis
                                          --------------------------------------
                                       Title: Partner


                                       CSM TRUST

                                       By: /s/ Roger F. Meyer
                                          --------------------------------------
                                       Title: Trustee

                                       By: /s/ Timothy M. Inglis
                                          --------------------------------------
                                       Title: Trustee

                                       By: /s/ Roger F. Meyer
                                          --------------------------------------
                                          Roger F. Meyer

                                       By: /s/ Timothy M. Inglis
                                          --------------------------------------
                                          Timothy M. Inglis

                                       CORDELIA S. MAY

                                       By: /s/ Roger F. Meyer
                                          --------------------------------------
                                       Name: Roger F. Meyer,
                                             Attorney-in-fact


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                                INDEX TO EXHIBITS



Exhibit No.       Exhibit
-----------       -------

   99.1 Joint Filing Agreement, dated February 10, 2000, among CSM Partners, CSM Trust, Roger F. Meyer, Timothy M. Inglis, and Cordelia S. May (incorporated by reference to Exhibit 99.1 to
                  Schedule 13G filed by the Reporting Persons on or about February 11, 2000).